Exhibit 8.01

T (803) 799-9800
F (803) 753-3277

McNair Law Firm, P. A.
The Tower at 1301 Gervais
1301 Gervais Street, 17th Floor
Columbia, SC 29201

Mailing Address
P.O. Box 11390
Columbia, SC 29211

mcnair.net

November 23, 2009

SCANA Corporation

Cayce, South Carolina

Ladies and Gentlemen:

We have acted as counsel to SCANA Corporation, a South Carolina corporation (the “Company”), in connection with the Registration Statement filed on November 12, 2009 (the “Registration Statement”), and the Prospectus Supplement dated November 17, 2009 (the “Offering Documents”), for the purpose of offering $150,000,000 aggregate principal amount of the Company’s 2009 Series A 7.70% Enhanced Junior Subordinated Notes (the “Notes”) due January 30, 2065, subject to extensions to no later than January 30, 2080.

In connection with this opinion, we have examined the forms of Junior Subordinated Indenture and First Supplemental Indenture to the foregoing, each dated as of November 1, 2009, and the form of Note, each to be entered into in connection with the offering of the Notes, the Offering Documents and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In our examination, we have assumed that (i) the statements concerning the issuance of the Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, correct and complete, and (iv) any factual representations made in the Offering Documents or the Officer’s Certificate to the best knowledge of, in the belief of, or similarly qualified are true, correct and complete without such qualification.  If any of the above described assumptions are untrue for any reason or if the issuance of the Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

Subject to and based solely upon the foregoing, we are of the opinion that (1) the Notes will be treated as indebtedness of the Company for United States federal income tax purposes (although there is no controlling authority directly on point) and (2) insofar as it relates to matters of United States federal income tax law, the discussion set forth in the Prospectus Supplement under the heading

ANDERSON   BLUFFTON   CHARLESTON   CHARLOTTE   COLUMBIA   GEORGETOWN   GREENVILLE
HILTON HEAD   MYRTLE BEACH

“Certain U.S. Federal Income Tax Considerations” is a fair and accurate summary of the matters discussed therein.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including temporary and proposed Treasury Regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.  Our opinion is limited to the matters expressly stated herein.  Our opinion is rendered only as of the date hereof, and its validity could be affected by subsequent changes in applicable law.  We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof.  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to any of the conclusions contained herein.

We are rendering this opinion to you solely in connection with the offering of the Notes, and this opinion is not to be relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

McNair Law Firm, PA.

/s/ McNair Law Firm, P.A.